Exhibit 99.1
PRESS RELEASE
REINSURANCE GROUP OF AMERICA REPORTS THIRD-QUARTER RESULTS
•	Net income totals $1.61 per diluted share and operating income*, $1.56 per diluted share

•	Investment portfolio and capital position continue to appreciate; book value per share up 22 percent from second quarter
ST. LOUIS, October 26, 2009 — Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global provider of life reinsurance, reported net income for the third quarter of $118.2 million, or $1.61 per diluted share, compared with $25.2 million, or $0.40 per diluted share in the prior-year quarter. Operating income* totaled $114.6 million, or $1.56 per diluted share, compared with $118.5 million, or $1.86 per diluted share in the year-ago quarter. Year-ago net income was adversely affected by significant investment losses and losses related to the decline in the fair value of certain embedded derivatives. In addition, operating income in the 2008 quarter was exceptionally strong.
For the first nine months of 2009, net income increased to $294.7 million, or $4.03 per diluted share, from $167.4 million, or $2.62 per diluted share, for 2008. Operating income* totaled $312.5 million, or $4.28 per diluted share, compared with $299.2 million, or $4.68 per diluted share, in the prior-year period. Year-to-date operating income per diluted share was adversely affected by $0.20 due to foreign currency fluctuations. Third-quarter and year-to-date earnings per share for 2009 include the effect of the company’s offering of 10,235,000 shares of common stock in November 2008.

	Quarterly Results		Year-to-date Results
($ in thousands, except per share data)	2009	2008	2009	2008
Net premiums	$1,405,179	$1,303,590	$4,126,407	$3,960,210
Net income	118,208	25,228	294,677	167,435
Net income per diluted share	1.61	0.40	4.03	2.62
Operating income*	114,571	118,542	312,488	299,187
Operating income per diluted share*	1.56	1.86	4.28	4.68
Book value per share	51.83	41.83
Book value per share (excl. AOCI)*	47.47	45.39
Total assets	24,162,113	21,844,347

*	See ‘Use of Non-GAAP Financial Measures’ below
Consolidated net premiums, including translated foreign currency-denominated premiums, increased 8 percent to $1,405.2 million for the quarter. Excluding the effect of foreign currency translation, premiums increased approximately 11 percent. For the first nine months, premiums increased 4 percent including currency translations and 12 percent on an original currency basis. Net investment income totaled $299.5 million for the quarter versus $220.2 million the year before. On a year-to-date basis, net investment income increased 20 percent to $807.3 million.
A. Greig Woodring, president and chief executive officer, commented, “We are pleased to report another solid quarter in terms of operating results and capital base. Premium growth was strong and our capital position continues to improve. Our book value increased dramatically during each of the last two quarters as our investment portfolio increased in value pursuant to strengthening credit markets. Moody’s, Standard & Poor’s and A.M. Best recently affirmed our strong ratings with stable outlooks, an important distinction given the downward ratings pressure in our industry. The life reinsurance market remains attractive on multiple fronts and we expect the extensive quoting activity in the U.S. to persist as well as the growth opportunities in our international markets.
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“On October 16, we announced the acquisition of ReliaStar Life Insurance Company’s group reinsurance business. That acquisition gives us an immediate and substantial presence in the North American group market and a highly regarded, experienced team in Minneapolis. Financially and strategically, this is a nice addition for us.”
The company has posted to its Web site a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. The investment portfolio remains appropriately positioned, with approximately 95 percent of its fixed maturity securities held in the investment-grade categories.
Capital and Liquidity
The company’s capital and liquidity positions remain strong. Book value increased $673.5 million to $3,772.7 million, or 22 percent, on a per-share basis from June 30, 2009, as the net unrealized position on investment securities improved to a gain of $145.2 million, after tax. Investment impairments reflected in income during the quarter were $25.7 million and were partially offset by net gains from investment sales, resulting in little overall impact to the company’s capital position.
Woodring pointed out, “We feel we are in good shape with respect to our level of liquidity, capital and overall flexibility. We expect to deploy approximately $115 million of capital to support the ReliaStar acquisition and we continue to evaluate a number of other transactions.”
SEGMENT RESULTS
U.S.
The U.S. Traditional sub-segment reported pre-tax income of $63.8 million for the quarter compared with $11.0 million the year before. Pre-tax operating income improved to $84.7 million from $73.0 million the year before, an increase of 16 percent. Net premiums were up 8 percent to $801.4 million from $740.5 million in the prior-year quarter. On a year-to-date basis, net premiums also were up 8 percent to $2,395.3 million. Claim levels were approximately $15 million higher than expected due primarily to the number of large claims (greater than $1 million) incurred during the quarter.
The U.S. Asset Intensive business reported another strong quarter with pre-tax income of $37.9 million compared with a pre-tax loss of $24.9 million a year ago. The prior-year period included significant losses associated with the change in the value of embedded derivatives on funds withheld treaties. On an operating basis, pre-tax income increased to $19.7 million from $8.3 million a year ago. Strong equity market performance contributed to the current-period increases.
Canada
Canadian operations reported pre-tax net income of $18.8 million for the quarter compared with $29.7 million a year ago. Pre-tax operating income totaled $21.8 million versus $32.0 million last year. A weaker Canadian dollar adversely affected current-period pre-tax operating income by $1.0 million. Current-quarter mortality experience was in line with management expectations and last year’s third quarter results reflected extremely good mortality experience. On a Canadian dollar basis, net premiums increased approximately 25 percent, primarily due to an increase in creditor reinsurance. On a U.S. dollar basis, net premiums increased 19 percent to $153.4 million from $128.9 million in the year-ago quarter.
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Asia Pacific
Asia Pacific reported another strong quarter, with pre-tax net income of $30.9 million compared with $21.2 million in the year-ago quarter. Pre-tax operating income increased 12 percent to $28.0 million compared with $25.0 million a year ago, primarily as a result of favorable experience in Australia, Hong Kong and Japan. Net premiums totaled $242.4 million in the current quarter compared with $254.5 million in the prior year. Current-period premiums were negatively affected by approximately $9.0 million due to foreign currency fluctuations while income was not significantly affected.
Europe & South Africa
Europe & South Africa reported pre-tax net income of $7.0 million for the quarter compared with $20.8 million a year ago. Pre-tax operating income was $6.7 million versus $25.5 million last year. Claims experience varied by country with adverse results in the U.K and South Africa. Similar to our experience in our Canadian operations, we reported very strong results in this segment during the third quarter of last year. Net premiums increased to $204.2 million from $176.2 million. Weaker foreign currencies had a negative effect of $24.7 million on premiums and little impact to income.
Corporate and Other
A refinement of an estimate of existing U.S. tax accruals associated with certain foreign operations resulted in an addition of $5.3 million to the company’s tax provision during the current quarter. Additionally, interest expense decreased during the current quarter primarily due to the principal reduction of certain components of the company’s debt.
Dividend Declaration
The company’s board of directors declared a regular quarterly dividend of $0.09, payable November 27 to shareholders of record as of November 6.
Earnings Conference Call
A conference call to discuss the company’s third-quarter results will begin at 9 a.m. Eastern Time on Tuesday, October 27. Interested parties may access the call by dialing 1-877-874-1563 (domestic) or 719-325-4833 (international). The access code is 6221462. A live audio webcast of the conference call will be available on the company’s investor relations Web page at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through November 4 at 888-203-1112 (domestic) or 719-457-0820, access code 6221462.
Use of Non-GAAP Financial Measures
RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally,
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operating income excludes any net gain or loss from discontinued operations and the cumulative effect of any accounting changes, which management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations site at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.
Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.
About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, the Netherlands, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. Worldwide, the company has approximately $2.3 trillion of life reinsurance in force, and assets of $24.2 billion.
Investor Contact
Jack B. Lay
Senior Executive Vice President and Chief Financial Officer
(636) 736-7000
Cautionary Statement Regarding Forward-looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital,
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(10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) regulatory action that may be taken by state Departments of Insurance with respect to us, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal of and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our 2008 Form 10-K.
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income From
Continuing Operations to Operating Income
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2009	2008	2009	2008
GAAP net income-continuing operations	$118,208	$25,250	$294,677	$172,645
Reconciliation to operating income:
Capital losses, derivatives and other, net included in investment related losses, net	13,170	64,967	153,378	66,798
Embedded derivatives:
Included in investment related (gains) losses, net	(40,027)	92,670	(183,263)	197,265
Included in interest credited	(3,412)	(28,516)	(16,994)	7,389
Included in policy acquisition costs and other insurance expenses	124	5,378	2,108	(927)
DAC offset, net	26,508	(41,207)	87,851	(143,983)
Gain on debt repurchase	—	—	(25,269)	—

Operating income	$114,571	$118,542	$312,488	$299,187

Reconciliation of Consolidated Pre-tax Net Income From
Continuing Operations to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2009	2008	2009	2008
Income from continuing operations before income taxes	$182,551	$32,546	$432,180	$260,198
Reconciliation to pre-tax operating income:
Capital losses, derivatives and other, net included in investment related losses, net	20,616	99,801	237,722	102,625
Embedded derivatives:
Included in investment related (gains) losses, net	(61,581)	142,569	(281,943)	303,484
Included in interest credited	(5,248)	(43,871)	(26,144)	11,367
Included in policy acquisition costs and other insurance expenses	191	8,274	3,243	(1,426)
DAC offset, net	40,780	(63,394)	135,155	(221,512)
Gain on debt repurchase	—	—	(38,875)	—

Pre-tax operating income	$177,309	$175,925	$461,338	$454,736

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income From
Continuing Operations to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended September 30, 2009
		Capital
		(gains)	Change in
		losses,	value of
	Pre-tax	derivatives,	embedded		Pre-tax
	net	and other,	derivatives,		operating
(Unaudited)	income	net	net		income
U.S. Operations:
Traditional	$63,783	$20,880	$—		$84,663
Asset Intensive	37,874	624 (1)	(18,768	) (2)	19,730
Financial Reinsurance	2,749	(2)	—		2,747

Total U.S.	104,406	21,502	(18,768)		107,140
Canada Operations	18,847	2,975	—		21,822
Europe & South Africa	6,981	(268)	—		6,713
Asia Pacific Operations	30,925	(2,954)	—		27,971
Corporate and Other	21,392	(7,729)	—		13,663

Consolidated	$182,551	$13,526	$(18,768)		$177,309

(1)	Asset Intensive is net of $(7,090) DAC offset.

(2)	Asset Intensive is net of $47,870 DAC offset.

	Three Months Ended September 30, 2008
		Capital		Change in
	Pre-tax	losses,		value of
	net	derivatives,		embedded		Pre-tax
	income	and other,		derivatives,		operating
(Unaudited)	(loss)	net		net		income
U.S. Operations:
Traditional	$10,952	$62,065		$—		$73,017
Asset Intensive	(24,942)	5,839	(1)	27,450	(2)	8,347
Financial Reinsurance	2,701	136		—		2,837

Total U.S.	(11,289)	68,040		27,450		84,201
Canada Operations	29,733	2,246		—		31,979
Europe & South Africa	20,791	4,703		—		25,494
Asia Pacific Operations	21,225	3,821		—		25,046
Corporate and Other	(27,914)	37,119		—		9,205

Consolidated	$32,546	$115,929		$27,450		$175,925

(1)	Asset Intensive is net of $16,128 DAC offset.

(2)	Asset Intensive is net of $(79,522) DAC offset.
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income From
Continuing Operations to Pre-tax Operating Income
(Dollars in thousands)

		Nine Months Ended September 30, 2009
		Capital
		(gains)		Change in
		losses,		value of
	Pre-tax	derivatives,		embedded		Gain	Pre-tax
	net	and other,		derivatives,		on debt	operating
(Unaudited)	income	net		net		repurchase	income
U.S. Operations:
Traditional	$181,420	$76,042		$—		$—	$257,462
Asset Intensive	30,797	(24,982	) (1)	26,159	(2)	—	31,974
Financial Reinsurance	11,264	(72)		—		—	11,192

Total U.S.	223,481	50,988		26,159		—	300,628
Canada Operations	60,547	(3,405)		—		—	57,142
Europe & South Africa	27,879	(676)		—		—	27,203
Asia Pacific Operations	60,018	(242)		—		—	59,776
Corporate and Other	60,255	(4,791)		—		(38,875)	16,589

Consolidated	$432,180	$41,874		$26,159		$(38,875)	$461,338

(1)	Asset Intensive is net of $(195,848) DAC offset.

(2)	Asset Intensive is net of $331,003 DAC offset.

	Nine Months Ended September 30, 2008
		Capital		Change in
	Pre-tax	losses,		value of		Pre-tax
	net	derivatives,		embedded		operating
	income	and other,		derivatives,		income
(Unaudited)	(loss)	net		net		(loss)
U.S. Operations:
Traditional	$161,022	$65,210		$—		$226,232
Asset Intensive	(56,151)	4,333	(1)	74,974	(2)	23,156
Financial Reinsurance	8,291	139		—		8,430

Total U.S.	113,162	69,682		74,974		257,818
Canada Operations	80,182	3,727		—		83,909
Europe & South Africa	43,875	4,089		—		47,964
Asia Pacific Operations	61,044	4,817		—		65,861
Corporate and Other	(38,065)	37,249		—		(816)

Consolidated	$260,198	$119,564		$74,974		$454,736

(1)	Asset Intensive is net of $16,939 DAC offset.

(2)	Asset Intensive is net of $(238,451) DAC offset.
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2009	2008	2009	2008
Earnings per share from continuing operations:
Basic earnings per share	$1.62	$0.41	$4.05	$2.77
Diluted earnings per share	$1.61	$0.40	$4.03	$2.70

Diluted earnings per share from operating income	$1.56	$1.86	$4.28	$4.68

Earnings per share from net income:
Basic earnings per share	$1.62	$0.40	$4.05	$2.69
Diluted earnings per share	$1.61	$0.40	$4.03	$2.62

Weighted average number of common and common equivalent shares outstanding	73,286	63,607	73,037	63,940

	At or For the Nine Months
	Ended September 30,
(Unaudited)	2009	2008
Treasury shares	573	803
Common shares outstanding	72,790	62,325
Book value per share outstanding	$51.83	$41.83
Book value per share outstanding, before impact of AOCI	$47.47	$45.39
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2009	2008	2009	2008
Revenues:
Net premiums	$1,405,179	$1,303,590	$4,126,407	$3,960,210
Investment income, net of related expenses	299,471	220,248	807,303	674,642
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(16,945)	(92,388)	(88,282)	(98,087)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive inc ome	(4,000)	—	12,135	—
Other investment related gains (losses), net	63,304	(148,919)	124,432	(305,559)

Total investment related gains (losses), net	42,359	(241,307)	48,285	(403,646)
Other revenue	31,972	27,764	140,992	81,962

Total revenues	1,778,981	1,310,295	5,122,987	4,313,168

Benefits and expenses:
Claims and other policy benefits	1,155,811	1,062,948	3,449,251	3,311,287
Interest credited	85,153	9,293	194,959	146,190
Policy acquisition costs and other insurance expenses	271,789	124,836	778,993	330,370
Other operating expenses	76,403	63,886	214,247	189,223
Interest expense	5,243	9,935	46,955	54,609
Collateral finance facility expense	2,031	6,851	6,402	21,291

Total benefits and expenses	1,596,430	1,277,749	4,690,807	4,052,970

Income before income taxes	182,551	32,546	432,180	260,198
Income tax expense	64,343	7,296	137,503	87,553

Income from continuing operations	118,208	25,250	294,677	172,645
Discontinued operations:
Loss from discontinued accident and health operations, net of income taxes	—	(22)	—	(5,210)

Net income	$118,208	$25,228	$294,677	$167,435

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